Exhibit 99

MeadWestvaco Announces Departure of Former Mead Executives

STAMFORD, CONN., January 23, 2004 -- MeadWestvaco Corporation (NYSE: MWV) today announced that Cynthia A. Niekamp, chief financial officer, and Barbara L. Brasier, treasurer, are planning to leave the company.

Change of control severance agreements that Ms. Niekamp and Ms. Brasier had with The Mead Corporation prior to its merger with Westvaco Corporation expire on January 28, 2004. Each is claiming severance under these agreements on the grounds that the terms of their employment -- including location and executive compensation and benefits programs -- have been changed.

Ms. Niekamp and Ms. Brasier both indicated their desire to assist in a smooth transition and are continuing in their current capacities for a limited period. Ms. Niekamp intends to certify the company's 2003 fourth quarter and year-end results. MeadWestvaco will conduct a search to replace the executives and will be evaluating both external and internal candidates.

John A. Luke, Jr., chairman and chief executive officer, said, "We thank Cindy and Barb for their contributions to the creation of our new company. I wish them the best in their future endeavors."

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare, media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative® program.

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